The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Citigroup Inc.	SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2014	February , 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March     , 2017
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on an annual basis on the terms described below. Your return on the securities will depend on the worst performing of the EURO STOXX 50® Index and the Russell 2000® Index (each, an “underlying index”).

▪
The securities provide for the repayment of principal plus a premium following the first annual valuation date on which the closing level of the worst performing index is greater than or equal to the applicable premium threshold level.  However, if the closing level of the worst performing index is not greater than or equal to the applicable premium threshold level on any of the annual valuation dates, you will not receive any premium, and if the closing level of the worst performing index on the final valuation date is less than 75% of its initial index level, you will incur a loss on your investment in the securities.  If the securities are not automatically redeemed prior to maturity and the closing level of the worst performing index on the final valuation date is less than 75% of its initial index level, you will lose at least 25%, and up to all, of your investment in the securities.  Your return on the securities will depend solely on the performance of the worst performing index, and you will not benefit in any way from the performance of the better performing index.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations, you may not receive any amount owed to you under the securities.
KEY TERMS
Underlying indices:	The EURO STOXX 50® Index (ticker symbol: “SX5E”) and the Russell 2000® Index (ticker symbol: “RTY”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	February , 2014 (expected to be February 25, 2014)
Issue date:	February , 2014 (three business days after the pricing date)
Valuation dates:
Expected to be February 25, 2015, February 25, 2016 and February 27, 2017 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to either underlying index

Automatic early redemption:
If, on either of the first two valuation dates, the closing level of the worst performing index is greater than or equal to the applicable premium threshold level, the securities will be automatically redeemed on the fifth business day following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date.  If the securities are automatically redeemed following either of the first two valuation dates, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.

Premium:
The premium applicable to each valuation date will be determined on the pricing date and will be at least the value indicated below.  The premium may be significantly less than the appreciation of either underlying index from the pricing date to the applicable valuation date.
•    February 25, 2015:           13.25% of the stated principal amount
•    February 25, 2016:           26.50% of the stated principal amount
•    February 27, 2017:           39.75% of the stated principal amount

Premium threshold level:	• February 25, 2015: 100% of the applicable initial index level • February 25, 2016: 95% of the applicable initial index level • February 27, 2017: 90% of the applicable initial index level
Maturity date:	March , 2017 (expected to be March 6, 2017)
Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:
▪ If the closing level of the worst performing index on the final valuation date is greater than or equal to the applicable premium threshold level: $1,000 + the premium applicable to the final valuation date
▪ If the closing level of the worst performing index on the final valuation date is less than the applicable premium threshold level but greater than or equal to the applicable trigger level: $1,000
▪ If the closing level of the worst performing index on the final valuation date is less than the applicable trigger level: $1,000 × the index performance factor of the worst performing index
If the closing level of the worst performing index on the final valuation date is less than the applicable trigger level, your payment at maturity will be less, and possibly significantly less, than $750 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	• EURO STOXX 50® Index: (its closing level on the pricing date) • Russell 2000® Index: (its closing level on the pricing date)
Index performance factor:	For each underlying index and any valuation date, the closing level of that underlying index on that valuation date divided by the initial index level of that underlying index
Trigger level:	• EURO STOXX 50® Index: (75% of its initial index level) • Russell 2000® Index: (75% of its initial index level)
Worst performing index:	On any valuation date, the underlying index with the lowest index performance factor determined on that valuation date
Listing:	The securities will not be listed on any securities exchange, may have limited or no liquidity and are designed to be held to maturity
CUSIP / ISIN:	1730T0H93 / US1730T0H933
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$22.50	$977.50
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $947.50 and $960.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-03 dated November 13, 2013               Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates the payment you may receive upon automatic early redemption, if applicable, or at maturity of the securities, for a range of hypothetical percentage changes in the closing level of the worst performing index from the pricing date to the applicable valuation date.  Your payment upon automatic early redemption, if applicable, or at maturity will be determined solely based on the performance of the worst performing index, regardless of the performance of the other underlying index, on the applicable valuation date.  The diagram below assumes that the premium applicable to each valuation date will be set at the minimum level indicated on the cover page of this pricing supplement.

Investors in the securities will not receive any dividends on the stocks that constitute either underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in either underlying index or the stocks that constitute either underlying index” below.

February 2014	PS-2

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

The following table illustrates how the amount payable per security will be calculated if the closing level of the worst performing index is greater than or equal to the applicable premium threshold level on one of the three annual valuation dates. The table below assumes that the premium applicable to each valuation date will be set at the minimum level indicated on the cover page of this pricing supplement.  Figures below have been rounded for ease of analysis.

If the first valuation date on which the closing level of the worst performing index is greater than or equal to the applicable premium threshold level is . . .	. . . then you will receive the following payment per security upon automatic early redemption or at maturity, as applicable:
February 25, 2015	$1,000 + applicable premium = $1,000 + $132.50 = $1,132.50
February 25, 2016	$1,000 + applicable premium = $1,000 + $265.00 = $1,265.00
February 27, 2017	$1,000 + applicable premium = $1,000 + $397.50 = $1,397.50

If, on any valuation date, the closing level of one underlying index is greater than or equal to the applicable premium threshold level but the closing level of the other underlying index is less than the applicable premium threshold level, you will not receive the premium indicated above following that valuation date.  In order to receive the premium indicated above, the closing level of each underlying index must be greater than the applicable premium threshold level on the applicable valuation date.

The examples below illustrate how the payment at maturity will be calculated if the closing level of the worst performing index is not greater than or equal to the applicable premium threshold level on any of the annual valuation dates. The examples are based on (i) with reference to the EURO STOXX 50® Index, a hypothetical initial index level of 3,000.00, a hypothetical premium threshold level of 2,700.00 and a hypothetical trigger level of 2,250.00 and (ii) with reference to the Russell 2000® Index, a hypothetical initial index level of 1,100.00, a hypothetical premium threshold level of 990.00 and a hypothetical trigger level of 825.00 and the hypothetical closing levels on the final valuation date indicated below.  If the securities are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual closing level of the worst performing index on the final valuation date.

Example 1—Par Scenario. On the final valuation date, the hypothetical closing level of the EURO STOXX 50® Index is 2,550.00 (a 15% decrease from its hypothetical initial index level) and the hypothetical closing level of the Russell 2000® Index is 1,210.00 (a 10% increase from its hypothetical initial index level).  The worst performing index is the underlying index with the lowest index performance factor, which is calculated for each underlying index as follows:

Index performance factor of the EURO STOXX 50® Index	= closing level on final valuation date / initial index level
= 2,550.00 / 3,000.00
= 0.85
Index performance factor of the Russell 2000® Index	= closing level on final valuation date / initial index level
= 1,210.00 / 1,100.00
= 1.1

Because the index performance factor of the EURO STOXX 50® Index is lower than the index performance factor of the Russell 2000® Index in this example, the EURO STOXX 50® Index would be the worst performing index.  In this scenario, because the closing level of the worst performing index on the final valuation date is less than the applicable premium threshold level but greater than the applicable trigger level, you would be repaid the stated principal amount of $1,000 per security at maturity but would not receive any premium.

Example 2—Downside Scenario.  On the final valuation date, the hypothetical closing level of the EURO STOXX 50® Index is 3,150.00 (a 5% increase from its hypothetical initial index level) and the hypothetical closing level of the Russell 2000® Index is 550.00 (a 50% decrease from its hypothetical initial index level).  The worst performing index is the underlying index with the lowest index performance factor, which is calculated for each underlying index as follows:

Index performance factor of the EURO STOXX 50® Index	= closing level on final valuation date / initial index level
= 3,150.00 / 3,000.00
= 1.05
Index performance factor of the Russell 2000® Index	= closing level on final valuation date / initial index level
= 550.00 / 1,100.00
= 0.5

February 2014	PS-3

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

Because the index performance factor of the Russell 2000® Index is lower than the index performance factor of the EURO STOXX 50® Index in this example, the Russell 2000® Index would be the worst performing index.  In this scenario, because the closing level of the worst performing index on the final valuation date is less than the applicable trigger level, the payment at maturity per security would be calculated as follows:

Payment at maturity per security	=	$1,000 × the index performance factor of the worst performing index
	=	$1,000 × 0.5
	=	$500

In this scenario, the worst performing index has depreciated by more than 25% from its initial index level to its closing level on the final valuation date, which is less than the applicable trigger level.  Accordingly, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the depreciation of the worst performing index from its initial index level to its closing level on the final valuation date, and you would incur a significant loss on your investment.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with both of the underlying indices.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to both of the underlying indices contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity.  If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the worst performing index.  If the closing level of the worst performing index on the final valuation date is less than the applicable trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing index has declined from its initial index level, regardless of the performance of the other underlying index.  There is no minimum payment at maturity on the securities, and you may lose your entire investment in the securities.

▪
The trigger feature of the securities exposes you to particular risks. If the closing level of the worst performing index on the final valuation date is less than the applicable trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing index has declined from its initial index level.  Although you will be repaid your stated principal amount at maturity if the worst performing index depreciates by 25% or less from its initial index level, you will have full downside exposure to the worst performing index if it depreciates by more than 25%.  As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪
Your potential return on the securities is limited.  Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing level of the worst performing index is greater than or equal to the applicable premium threshold level on one of the valuation dates, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing level of the underlying indices on that valuation date may exceed their respective premium threshold levels.  Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in either of both of the underlying indices.

▪
The securities are subject to the risks of both underlying indices and will be negatively affected if either performs poorly, even if the other performs well.  You are subject to risks associated with both underlying indices. If either underlying index performs poorly, you will be negatively affected, even if the other underlying index performs well. The securities are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing index.

▪
You will not benefit in any way from the performance of the better performing index.  The return on the securities depends solely on the performance of the worst performing index, and you will not benefit in any way from the performance of the better

February 2014	PS-4

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

performing index.  The securities may underperform a similar investment in both of the underlying indices or a similar alternative investment linked to a basket composed of the underlying indices, since in either such case the performance of the better performing index would be blended with the performance of the worst performing index, resulting in a better return than the return of the worst performing index.

▪
The term of the securities may be as short as one year.  If the closing level of the worst performing index on any valuation date, including the valuation date expected to occur one year after the pricing date, is greater than or equal to the applicable premium threshold level, the securities will be automatically redeemed.  The earlier the automatic redemption, the lower the premium you will receive.

▪
You will be subject to risks relating to the relationship between the underlying indices.  It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes.  By investing in the securities, you assume the risk that the underlying indices will not exhibit this relationship.  The less correlated the underlying indices, the more likely it is that one or the other of the underlying indices will perform poorly over the term of the securities.  All that is necessary for the securities to perform poorly is for one of the underlying indices to perform poorly; the performance of the underlying index that is not the worst performing index is not relevant to your return on the securities at maturity or on an earlier automatic redemption date.  It is impossible to predict what the relationship between the underlying indices will be over the term of the securities.  One underlying index represents small capitalization stocks in the United States and the other represents large capitalization stocks in the Eurozone. Accordingly, the underlying indices represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪
Investing in the securities is not equivalent to investing in either underlying index or the stocks that constitute either underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying index. As of February 3, 2014, the average dividend yield of the EURO STOXX 50® Index was 3.61% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 10.83% (assuming no reinvestment of dividends) over the term of the securities (assuming they are not automatically redeemed prior to maturity).  As of February 3, 2014, the average dividend yield of the Russell 2000® Index was 1.37% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 4.11% (assuming no reinvestment of dividends) over the term of the securities (assuming they are not automatically redeemed prior to maturity).  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as the dividend yield or the average dividend yield over any period.

▪
Your return on the securities depends on the closing levels of the underlying indices on only three days. Because your payment upon automatic early redemption, if applicable, or at maturity depends on the closing levels of the underlying indices solely on one of the three valuation dates, you are subject to the risk that the closing levels of the underlying indices on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying indices that you could sell for full value at a time selected by you, or if the return on the securities was based on an average of closing levels of the underlying indices, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive any amounts owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both

February 2014	PS-5

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate.  The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the correlation between the underlying indices, dividend yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

▪
The securities are linked to the EURO STOXX 50® Index and will be subject to risks associated with the Eurozone. The companies whose stocks constitute the EURO STOXX 50® Index are leading companies in the Eurozone.  A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions.  Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the underlying index, are impossible to predict. This uncertainty may contribute to significant volatility in the underlying index, and adverse developments affecting the Eurozone may affect the underlying index in a way that adversely affects the value of and return on the securities.  Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

▪
The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.  The EURO STOXX 50® Index is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations.  If the Euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than it would be if it offered exposure to that appreciation in addition to the change in the Euro price of the underlying stocks.

▪
The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks.  The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

February 2014	PS-6

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

▪
Our offering of the securities is not a recommendation of either underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices or the stocks that constitute the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other of our affiliates’ activities may adversely affect the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪
The levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying indices or in instruments related to the underlying indices. Our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of either underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to either underlying index may affect the value of your securities. STOXX Limited, as publisher of the EURO STOXX 50® Index, or Russell Investment Group, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks that constitute either underlying index or make other methodological changes that could affect the level of either underlying index. STOXX Limited or Russell Investment Group may discontinue or suspend calculation or publication of either underlying index at any time without regard to your interests as holders of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  Further, proposed U.S. Treasury Department regulations that apply to “dividend equivalent” payments may, if finalized in their current form, require withholding in respect of securities acquired by a non-U.S. holder under certain circumstances.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2014	PS-7

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

Information about the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on February 3, 2014 was 2,963.96. The graph below shows the closing level of the EURO STOXX 50® Index for each day such level was available from January 2, 2009 to February 3, 2014. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 2, 2009 to February 3, 2014

February 2014	PS-8

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

Information about the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—Russell Indices—License with Russell” in the accompanying underlying supplement.  Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on February 3, 2014 was 1,094.58. The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 2, 2009 to February 3, 2014. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 2, 2009 to February 3, 2014

February 2014	PS-9

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale, exchange or early redemption of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Subject to the discussion below regarding Section 871(m) of the Internal Revenue Code (the “Code”), if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-U.S. persons in respect of financial instruments that reference U.S. stocks.  Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument.  While the regulations provide for an exception for indices that satisfy certain criteria, it is not clear whether this exception will apply to the Russell 2000 index.  These rules apply only to instruments acquired after March 4, 2014, and therefore they generally should not apply to initial Non-U.S. Holders that acquire their securities in this offering.  It is possible, however, that withholding requirements under these rules will apply to securities acquired by an initial Non-U.S. Holder if the Non-U.S. Holder enters into one or more other transactions with respect to the Russell 2000 index or its constituents after March 4, 2014.  Moreover, it is possible that a withholding agent may withhold on payments made to initial Non-U.S. Holders that purchase the securities in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the securities.  Additionally, because a purchaser of the securities after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition, an initial holder’s ability to transfer the securities on a secondary market, if any, may be further limited.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  These proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences to them of these proposed regulations.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

February 2014	PS-10

Citigroup Inc.
Autocallable Securities Based Upon the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index Due March , 2017

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $22.50 for each $1,000.00 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers a fixed selling concession of $22.50 for each security they sell.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of either underlying index and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects terms of the securities that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately three months following issuance of the securities, the price at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2014 Citigroup Global Markets, Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2014	PS-11